Exhibit 99.1

FINAL: FOR RELEASE

RTW RETAILWINDS, INC. ANNOUNCES 2019 4th QUARTER AND FULL YEAR RESULTS

~ Reports Total Sales of $224.0 Million ~

~ eCommerce Business Grew to 38% of Sales from 33% in the Prior Year Quarter ~

~ Reports $60.6 Million in Cash / $0.94 Per Diluted Share with No Debt Outstanding ~

New York, New York — March 19, 2020 — RTW Retailwinds, Inc. [NYSE:RTW], an omni-channel specialty apparel retail platform for powerful celebrity and consumer brands, today announced results for the fourth quarter and full year fiscal 2019 representing the 13-weeks and 52-weeks ended February 1, 2020, respectively. This compares to the 13-week fourth quarter and 52-week full year of fiscal 2018, which ended February 2, 2019.

Gregory Scott, Chief Executive Office of RTW Retailwinds, stated: “We continue our strategic transition to a digitally dominant retailer supported with a portfolio of celebrity and lifestyle brands that unlock distinct market opportunities. While we delivered near record results in 2018, we were disappointed with our fourth quarter and fiscal 2019 performance stemming from declines in store traffic and continued weakness in our casual lifestyle sub-brand. These challenges offset growth in our core New York & Company digital brand, celebrity brands and another double-digit comp increase for our Fashion to Figure business in excess of 50%, emphasizing the ability to adapt to the challenges we face as a business.”

Mr. Scott continued: “In light of our performance and given the current environment, we are taking decisive action and accelerating our strategic transformation agenda and have engaged an outside consultancy to assist with recalibrating our business to support a profitable and more balanced direct to consumer operating model. Today we are announcing our plan to permanently close up to 150 locations in the next 18 months as part of our transformation to a digital first portfolio of brands. In addition, we have re-aligned our internal Design and Merchandising organization to be product focused and away from two distinct lifestyle teams, allowing us to improve clarity of offer, optimize organizational efficiencies, and reduce development expense. Finally, we are reviewing our entire go-to-market process in conjunction with an external consultancy to identify additional opportunities to improve our operating model. These initiatives along with our previously announced customer first strategy and digital re-platform, will allow us to successfully adapt and navigate the retail environment of today and tomorrow.”

Commenting on RTW's transformation to a digitally dominant retailer, Traci Inglis, President, Chief Customer and Marketing Officer added: "We have made significant investments in our Customer First initiative over the past 9 months, including paid digital marketing to support customer acquisition and relaunching all of our brands on a new digital platform this Fall to enhance and advance our customer experience. The combined impact of our strategies positions our portfolio of brands to compete in today's dynamic retail environment, setting us up for success as we transition to being a digitally-dominant retailer.”

Regarding the first quarter, Mr. Scott added: “We opened the quarter with well-managed inventory levels declining (8%). While February and early March trends were largely in-line with our expectations, the recent developments surrounding the coronavirus (COVID-19) have negatively impacted mall traffic. We realize that the situation is evolving and the safety of our customers and associates is our primary concern. In the immediate term, we are temporarily closing all New York & Company and Fashion to Figure stores through March 28th, 2020 in response to the increased impact from COVID-19. We appreciate that the road ahead is a challenging one, but we believe that once the benefits of our strategy are fully realized they will add significant value to our portfolio of brands and to our shareholders.”

Fourth Quarter Fiscal Year 2019 Results (13-week period ended February 1, 2020 as compared to the 13-week period ended February 2, 2019):

As it relates to the fourth quarter of fiscal year 2019, the Company noted the following:

•	Net sales were $224.0 million, as compared to $247.3 million in the prior year, reflecting a reduction in comparable store sales, and a reduction in store count, partially offset by growth in the Company’s eCommerce business and the Fashion to Figure brand.

•	Comparable store sales decreased 7.4%, as compared to the same period last year, representing a decline in the Company’s brick-and-mortar business, partially offset by growth in the Company’s eCommerce business and the Fashion to Figure brand. All quarterly comparable store sales results are based on a 13-week comparable time period.

•	Gross profit as a percentage of net sales decreased 460 basis points to 24.2% versus fiscal year 2018 fourth quarter gross profit percentage of 28.8%. The decrease reflects increased promotional activity, including $0.4 million of inventory markdowns related to the exit of the Uncommon Sense brand, decreased leverage of buying and occupancy costs on lower sales, and increased shipping costs primarily related to increased rates and partially from growth in the Company's eCommerce channel.

•	Selling, general and administrative expenses increased by $2.5 million to $74.3 million, or 33.2% of net sales, as compared to $71.8 million, or 29.1% of net sales in the prior year period. The increase primarily reflects an increase in marketing expense to drive sales and accelerated depreciation related to the re-platform of the Company’s existing eCommerce site, partially offset by a decrease in store selling expense.

•	Loss from impairment charges were $19.8 million, or 8.8% of net sales as compared to $1.1 million, or 0.4% of net sales last year. During the current period, the Company recorded a non-cash charge of $11.8 million, representing the impairment of store operating lease assets established under the new lease accounting standard (ASC 842) that was adopted in fiscal year 2019, and non-cash fixed asset impairment charges of $8.0 million primarily related to the impairment of store level assets.

•	GAAP operating loss for the fourth quarter of fiscal year 2019 of $39.8 million includes $19.8 million of non-cash asset impairment costs, $0.6 million of accelerated depreciation related to the Company’s existing eCommerce site, and $0.4 million of charges related to the exit of the Uncommon Sense brand, as compared to an operating loss of $1.6 million in the prior year. Excluding the non-operating charges, non-GAAP operating loss was $19.0 million, which compares to the prior year’s non-GAAP operating income of $0.1 million.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release, which delineates the non-operating adjustments for the 13 weeks ended February 1, 2020 and the 13 weeks ended February 2, 2019. GAAP is defined as Generally Accepted Accounting Principles in the United States.

Full Fiscal Year 2019 Results (52-week period ended February 1, 2020 as compared to the 52-week period ended February 2, 2019)

•	Net sales were $827.0 million for fiscal year 2019, as compared to $893.2 million for fiscal year 2018. The reduction reflects a reduction in store count, partially offset by the addition of Fashion to Figure and growth in eCommerce. Comparable store sales decreased 5.4%, as compared to the same period last year.

•	GAAP operating loss was $61.9 million. On a non-GAAP basis, adjusted operating loss was $35.8 million. This compares to GAAP operating income of $6.5 million and non-GAAP, adjusted operating income of $10.2 million for fiscal year 2018.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release, which delineates the non-operating adjustments for the 52 weeks ended February 1, 2020 and the 52 weeks ended February 2, 2019.

Other Financial and Operational Highlights:

•	Total quarter end inventory decreased 8.1%, as compared to the prior year period, reflecting lower store count and decreased inventory in-transit, partially offset by an increase in eCommerce inventory.

•	Capital expenditures were $3.8 million for the fourth quarter as compared to $4.8 million in the prior year period. Capital expenditures for the full fiscal year were $8.5 million for the current and prior fiscal years.

•	During the fourth quarter, the Company closed 27 locations, and remodeled/refreshed 1 existing location ending the fourth quarter with 387 stores, including 116 Outlet stores (which includes 54 clearance stores) and 1.9 million selling square feet in operation.

•	The Company ended the fourth quarter with $60.6 million of cash on-hand, no outstanding borrowings under its revolving credit facility and no long-term debt.

Outlook:

Regarding expectations for fiscal year 2020, the Company continues to invest in the transformation of its business from a traditional brick-and-mortar retailer into a digitally dominant retailer. The Company remains focused on growth in its digital sales and improving its operating results to drive increases in both annual operating income and EBITDA. In light of the rapidly changing environment with the COVID-19 virus and its potential implications on the supply chain and mall traffic patterns, the Company is refraining from providing specific earnings guidance on metrics but is evaluating and preparing for a variety of scenarios.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store's opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company's eCommerce stores, and private label credit card royalties and related revenue are included in comparable store sales. In addition, in a year with 53 weeks, sales in the last week of the year are not included in determining comparable store sales.

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, Thursday, March 19, 2020 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 and reference conference ID number 13699637 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on March 19, 2020 until 11:59 p.m. Eastern Time on March 26, 2020 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13699637.

About RTW Retailwinds

RTW Retailwinds, Inc. (together with its subsidiaries, the "Company") is a specialty women's omni-channel retailer with a powerful multi-brand lifestyle platform providing curated fashion solutions that are versatile, on-trend, and stylish at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 387 retail and outlet locations in 33 states while also growing a substantial eCommerce business. The Company's portfolio includes branded merchandise from New York & Company, Fashion to Figure, and Happy x Nature, and collaborations with Eva Mendes, Gabrielle Union and Kate Hudson. The Company's branded merchandise is sold exclusively at its retail locations and online at www.nyandcompany.com, www.fashiontofigure.com, www.happyxnature.com, and through its rental subscription businesses at www.nyandcompanycloset.com and www.fashiontofigurecloset.com. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company's website: www.nyandcompany.com.

Investor Relations Contact:

ICR, Inc.

(203) 682-8200

Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, including information under “Outlook” above, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company's merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its largest shareholder and any potential change of ownership of the Company including the shares held by its largest shareholder; (xvi) the impact of tariff increases or new tariffs; (xvii) risks associated with the spread of COVID-19 and its potential impact on the Company’s sales and supply chain; and (xviii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	13 weeks ended February 1, 2020	% of net sales	13 weeks ended February 2, 2019	% of net sales
Net sales	$224,016	100.0%	$247,267	100.0%

Cost of goods sold, buying and occupancy costs	169,791	75.8%	175,965	71.2%

Gross profit	54,225	24.2%	71,302	28.8%

Selling, general and administrative expenses	74,274	33.2%	71,824	29.1%

Loss from impairment charges	19,787	8.8%	1,112	0.4%

Operating loss	(39,836)	(17.8)%	(1,634)	(0.7)%

Net interest income	(99)	—%	(360)	(0.1)%

Loss before income taxes	(39,737)	(17.8)%	(1,274)	(0.6)%

Provision for income taxes	498	0.2%	2,374	0.9%

Net loss	$(40,235)	(18.0)%	$(3,648)	(1.5)%

Basic loss per share	$(0.62)		$(0.06)

Diluted loss per share	$(0.62)		$(0.06)

Weighted average shares outstanding:
Basic shares of common stock	64,433		64,084
Diluted shares of common stock	64,433		64,084

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales decrease	(7.4)%		(1.5)%
Net sales per average selling square foot (a)	$111		$117
Net sales per average store (b)	$550		$583
Average selling square footage per store (c)	5,004		4,981
Ending store count	387		411

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	52 weeks ended February 1, 2020	% of net sales	52 weeks ended February 2, 2019	% of net sales
Net sales	$826,990	100.0%	$893,224	100.0%

Cost of goods sold, buying and occupancy costs	594,890	71.9%	614,212	68.8%

Gross profit	232,100	28.1%	279,012	31.2%

Selling, general and administrative expenses	273,456	33.1%	270,943	30.3%

Loss from impairment charges	20,569	2.5%	1,598	0.2%

Operating (loss) income	(61,925)	(7.5)%	6,471	0.7%

Net interest income	(833)	(0.1)%	(813)	(0.1)%

Loss on extinguishment of debt	—	—%	239	—%

(Loss) income before income taxes	(61,092)	(7.4)%	7,045	0.8%

Provision for income taxes	531	0.1%	2,815	0.3%

Net (loss) income	$(61,623)	(7.5)%	$4,230	0.5%

Basic (loss) earnings per share	$(0.96)		$0.07

Diluted (loss) earnings per share	$(0.96)		$0.06

Weighted average shares outstanding:
Basic shares of common stock	64,346		63,825
Diluted shares of common stock	64,346		65,913

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(5.4)%		0.4%
Net sales per average selling square foot (a)	$406		$418
Net sales per average store (b)	$2,017		$2,082
Average selling square footage per store (c)	5,004		4,981

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	February 1, 2020	February 2, 2019*
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$60,630	$95,542
Accounts receivable	9,195	9,879
Inventories, net	76,122	82,803
Prepaid expenses	12,610	16,921
Other current assets	1,174	1,818
Total current assets	159,731	206,963

Property and equipment, net	44,896	63,791
Operating lease assets	189,794	—
Intangible assets	16,625	16,813
Other assets	938	1,311
Total assets	$411,984	$288,878
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$70,172	$77,050
Accrued expenses	70,543	68,585
Current operating lease liabilities	40,350	—
Income taxes payable	110	375
Total current liabilities	181,175	146,010

Non-current operating lease liabilities	189,154	—
Deferred rent	—	25,090
Other liabilities	25,698	31,165
Total liabilities	396,027	202,265

Total stockholders’ equity	15,957	86,613
Total liabilities and stockholders’ equity	$411,984	$288,878

*	Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

1

Exhibit (4)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	52 weeks ended February 1, 2020	52 weeks ended February 2, 2019
Operating activities
Net (loss) income	$(61,623)	$4,230
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	19,925	21,044
Non-cash lease expense	45,498	—
Loss from impairment charges	20,569	1,598
Amortization of intangible assets	188	312
Amortization of deferred financing costs	45	56
Write-off of unamortized deferred financing costs	—	239
Share-based compensation expense	2,086	2,335
Changes in operating assets and liabilities:
Accounts receivable	879	2,274
Inventories, net	6,681	1,695
Prepaid expenses	(852)	(474)
Accounts payable	(6,878)	6,961
Accrued expenses	1,683	(7,975)
Income taxes payable	(265)	347
Deferred rent	—	(2,127)
Operating lease liabilities	(48,131)	—
Other assets and liabilities	(4,348)	(3,443)
Net cash (used in) provided by operating activities	(24,543)	27,072

Investing activities
Capital expenditures	(8,547)	(8,527)
Insurance recoveries	404	375
Net cash used in investing activities	(8,143)	(8,152)

Financing activities
Repayment of long-term debt	—	(11,750)
Principal payments on capital lease obligations	(1,761)	(1,994)
Payment of financing fees	(380)	—
Proceeds from exercise of stock options	—	38
Shares withheld for payment of employee payroll taxes	(85)	(580)
Net cash used in financing activities	(2,226)	(14,286)

Net (decrease) increase in cash and cash equivalents	(34,912)	4,634
Cash and cash equivalents at beginning of period	95,542	90,908
Cash and cash equivalents at end of period	$60,630	$95,542
Non-cash capital lease transactions	$—	$—

Exhibit (5)

RTW Retailwinds, Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP operating income (loss) to non-GAAP adjusted operating income (loss) is indicated below. Adjusted operating income (loss) is being presented because it is a key measure used by the Company’s management and board of directors to understand and evaluate the Company’s core operating performance and trends, to prepare the financial budget and to develop short and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted operating income (loss) can provide a useful measure for period-to-period comparisons of the Company’s core business. Accordingly, the Company believes that adjusted operating income (loss) provides useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as the Company’s management and its board of directors. This non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

(Amounts in thousands)	13 weeks ended February 1, 2020	13 weeks ended February 2, 2019
GAAP operating loss as reported	$(39,836)	$(1,634)
Adjustments affecting comparability
Loss on impairment charges	19,787	—
Accelerated depreciation – eCommerce site	580	—
Uncommon Sense closeout	447	—
Certain severance expense	—	1,537
Company name change and Registration Statement	—	64
Consulting expense-Project Excellence	—	60
Legal expense	—	54
Total adjustments	20,814	1,715
Non-GAAP adjusted operating (loss) income	$(19,022)	$81

(Amounts in thousands)	52 weeks ended February 1, 2020	52 weeks ended February 2, 2019
GAAP operating (loss) income as reported	$(61,925)	$6,471
Adjustments affecting comparability
Loss on impairment charges	20,569	—
Accelerated depreciation – eCommerce site	580	—
Uncommon Sense closeout	4,672	—
Certain severance expense	578	2,108
Company name change and Registration Statement	—	405
Consulting expense-Project Excellence	—	670
Legal expense (reversal)	(209)	709
Reversal of certain employee relocation accruals	—	(135)
Total adjustments	26,190	3,757
Non-GAAP adjusted operating (loss) income	$(35,735)	$10,228